Exhibit 5





                                   NEWS RELEASE


                              For Immediate Release
                  Contacts at Bank of New Hampshire Corporation:
                  Gregory D. Landroche, Chief Financial Officer
                                  (603) 695-3300

                           Contact at Peoples Heritage:
                    Peter J. Verrill, Chief Financial Officer
                                  (207) 761-8507

                                        or

                Brian Arsenault, Corporate Communications Officer
                                  (207) 761-8517


                      Peoples Heritage Financial Group, Inc.
                      and Bank of New Hampshire Corporation
                           Agree to Combine and Create
                          a $4.2 Billion Banking Company


              PORTLAND, Maine and Manchester, New Hampshire, Peoples Heritage Financial Group, Inc. (NASDAQ: PHBK) and Bank of New Hampshire Corporation (NASDAQ: BNHC) today announced a defini-tive agreement to engage in a strategic business combination.

              The combination will result in Peoples Heritage becoming a $4.2 billion banking company with a New Hampshire-based banking subsidiary of approximately $1.7 billion in assets and a sig-nificant market presence in the southern, central, seacoast and lakes regions of New Hampshire. The merger would expand the Company's market coverage in New Hampshire from about 40% cur-rently to 80% of the state's population.

              The transaction would be a tax-free exchange of two shares of Peoples Heritage common stock for each share of BNHC common stock. Based on a closing share price of $20.75 on October 25, 1995 of Peoples Heritage common stock, the transaction would be valued at approximately $168.7 million and BNHC shareholders would receive $41.50 in Peoples Heritage common stock for each share of BNHC common stock. This price equates to 2.04 times BNHC's book value at September 30, 1995 and 13.2 times its annualized earnings through the nine months ended September 30, 1995.

                   Based on a 20-day average closing share price of Peo-ples Heritage common stock on October 25, 1995 of $19.68, the transaction would be valued at approximately $160.0 million and BNHC shareholders would receive $39.36 in Peoples Heritage com-mon stock for each share of BNHC common stock. This price equates to 1.93 times BNHC's book value at September 30, 1995





         and 12.6 times its annualized earnings through the nine months ended September 30, 1995.

              "The merger with BNHC is an important strategic move for Peoples Heritage because we will now have a community banking franchise in New Hampshire which is comparable to our statewide community banking franchise in Maine," said William J. Ryan, Chairman, President and Chief Executive Officer of Peoples Heritage. "The combination of these two highly profitable and strongly capitalized companies is expected to be accretive to operating earnings right from the start."

                   Under the definitive agreement, Peoples' New
         Hampshire-based holding company, First Coastal Banks Inc., will merge into BNHC. Immediately following, The First National Bank of Portsmouth will be merged into Bank of New Hampshire. It is intended that the transaction will be accounted for as a pooling of interests.

              Davis P. Thurber, Chairman of BNHC, said: "We are pleased to be merging with Peoples Heritage which shares our community banking orientation and will provide our customers a greater range of products and services. We are also pleased that the Bank of New Hampshire name and tradition of serving our many New Hampshire communities will continue."

              The agreement is subject to approval by shareholders of both companies and by regulatory authorities. It is antici-pated that the transaction will close by mid-1996.

              As part of the agreement, BNHC gave Peoples Heritage an option to purchase 19.9% of its outstanding common stock under certain circumstances and Peoples Heritage gave BNHC an option to purchase 9.9% of its outstanding common stock under certain circumstances.

              Peoples Heritage Financial Group Inc. is a $3.0 billion multi-bank and financial services holding company with head-quarters in Portland, Maine. Peoples Heritage's Maine bank, Peoples Heritage Bank, operates 61 banking centers throughout the state. Peoples Heritage also operates a mortgage services company, Peoples Heritage Mortgage Corporation, Inc., a leasing subsidiary, Peoples Heritage Leasing Inc., and several real estate subsidiaries.

              The Company's New Hampshire-based bank, The First National Bank of Portsmouth, operates 10 branches in the seacoast area of New Hampshire and five branches in the Mount Washington Val-ley area of the state. Peoples Heritage recently entered into an agreement to purchase five New Hampshire offices of Shawmut Bank NH being divested as part of the proposed merger of Fleet Financial Group and Shawmut National Corporation that will increase the Company's assets by approximately $172 million.







              Bank of New Hampshire Corporation is a $1.0 billion bank holding company which conducts its business through 29 offices of the Bank of New Hampshire located throughout the southern, central, seacoast and lakes regions of New Hampshire.

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